Exhibit No. 8
American Sports History Incorporated
1998 Form 10-KSB
File No. 33-55254-46

            AGREEMENT FOR EMPLOYMENT OF EXECUTIVE


Date:

                        I.   PARTIES

American Sports History, Inc., hereinafter "Company",

and

___________________, hereinafter "Executive",

Hereby enter into this Agreement for Employment of Executive, hereinafter "Agreement" on and as of the above date.

                II.  EMPLOYMENT OF EXECUTIVE

Company hereby agrees to initially employ Executive as its _________________________ and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to other Executive officers and regular employees of the Company. If the terms of this Agreement and terms of employment applicable to regular employees conflict, the terms of this Agreement shall control.

This Agreement is effective upon ratification and approval by the Company's Board of Directors.

                    III. EXECUTIVE DUTIES

Executive shall perform all of the duties typical of the office held by the Executive as described in the bylaws of the Company and such other duties or projects as may be assigned by the Chief Executive Officer of the Company, if any, or the Board of Directors of the Company.

The Company recognizes that the Executive has outside interests and opportunities that can result in substantial additional opportunities to the Company. As a result, the Company acknowledges that the Executive needs to manage those activities, but not to the detriment of the Company's initiatives. The Executive will give time priority to the Company's initiatives if and when a resource conflict arises. If a possible problem develops, the Executive will coordinate its resolves as soon as possible with the Chief
Executive Officer of the Company.

Executive shall perform all duties hereunder in a professional, ethical, and business like manner.

                 IV.  EXECUTIVE COMPENSATION

Executive will be paid as follows:

An initial annual base salary of $ 90,000. The initial offering to the Executive is a combination of cash and stock in the amount of $ xx,xxx and xx,xxx shares respectively. The cash payment to the Executive is payable on the 1st day of each quarter; the stock payment is made to the Executive (or his assign) within the first quarter of employment.
This amount may be increased based on certain performance milestones outlined in other corporate documents outlining Executive remuneration. In all cases, changes in this agreement can only be made by mutual consent of the Executive and President/CEO and by approval of the Board of Directors.

In addition, the Executive will be reimbursed for all expenses related to the performance of his duties. These expenses will include phone, express mail, personal car use, parking, incidental entertainment, and other expenses that arise out of the Executive's position and responsibilities. The Executive is authorized to submit expenses up to a limit of $ 1500 per month, provided that receipts for expenses for
over $ 25.00 are submitted on a quarterly basis.    Expenses
that will increase the amount submitted in excess of $ 1500 for anyone specific month must be pre-approved prior to expenses being incurred. This pre-approval must be granted
by the President/CEO of the Company.   Approved will be
reimbursed to the Executive on a semi-annual basis.

Executives of American Sports History, Inc. will be eligible for additional compensation above and beyond those specified in this Executive Employee Agreement and may take the form of cash, bonus, stocks, stock options, or any other forms, to be determined by the Board of Directors.

It is the responsibility of the Executive to notify the Company regarding the names and/or assigns that should be used in the issuance of all stock, stock options.

                   V.   EXECUTIVE BENEFITS

PERSONAL DAYS

The Company recognizes that Executive time off is crucial to health, mind and productive energies. The Executive also realizes that the responsibilities of the position do not conform to a "normal" workday or work week. However, the Company does want to insure that the Executive receives adequate time for family and rest. The Company authorizes the Executive to consider 48 days per year as personal days, in addition to normal corporate holidays, provided that the Executive uses prudent judgement when selecting days to use as personal days based on work in progress and priorities.

TRAVEL

Refer to Company travel policy for specific restrictions on fares, hotels, and daily allowances for expenses.

For travel and other business expenses that require airfare, loading, car rental and other expenses, the Executive will submit an expense reports according to the provisions of the Company's Travel Expense policy. Among other provisions of the policy, these travel expenses must be pre-approved prior to incurring the expense. The Executive acknowledges that expenses submitted that are not pre-approved may not be reimbursed. These expenses are those incurred for specific meetings, conventions, research and development, and other functions related to Company business.

The Executive will incur travel expenses for Board Meetings, shareholder meetings, and other official meetings of American Sports History, Inc. related to business opportunities. These expenses are automatically covered and do not require pre-approval.

The Company recognizes that considerable travel may be required and perhaps for extended periods of time. The Company authorizes the payment of travel and reasonable expenses for the Executive and immediate family members to accompany the Executive on one business trip per year, with a maximum reimbursable stay of 7 consecutive days. As stated above, this expense must be pre-approved by corporate management, and clearly is dependent on corporate funds availability.

HEALTH AND LIFE INSURANCE

The Executive agrees to be responsible for life and health insurance. This provision may change dependent on the availability of a corporate group medical and hospital plan for the Company and group life insurance for Executives at
no charge to Executives.   Should this plan materialize, the
Executive has the option of selecting or not selecting to participate.

                   VI.  TERM OF EMPLOYMENT

The Initial Term of this Agreement shall commence on the above date and shall continue in effect until June 15th, 2002. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company's Board of Directors.

This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

This Agreement may be terminated without cause by the Company at Company's discretion by providing at least one hundred eighty (180) days prior written notice to the Executive. In the event of termination by Company, the Executive will immediately be relieved of all duties and responsibilities provided that Company shall pay the Executive at the then applicable base salary rate for one hundred eighty (180) days after the effective date of termination included in the Company's original termination notice.

This Agreement may be terminated by Company with cause by the Company should Executive performance be determined to be unacceptable or incompatible with Company goals and objectives. The process would include providing sixty (60) days written notice to Executive outlining the performance deficiencies in the Executive's performance. After sixty
(60) days, if Executive performance does not meet the criteria or resolve the deficiencies outlined in the previous notice, this agreement may be terminated by Company by providing thirty (30) days prior written notice to the Executive. Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable salary rate to the termination date included in the thirty
(30) days notice.

Should this agreement not be renewed upon its termination, the Company shall remunerate Executive in an amount equivalent to three (3) months of the effective salary. All performance and other compensations will become immediately due and payable.

In all cases of termination of this Agreement by Company for non-cause or non renewal of this agreement, the Executive will receive any cash or stock bonuses due to Officers of the Company based on the Officer compensation plan in effect at the date of termination. In case of termination of this Agreement by Executive or termination of this Agreement by Company for cause, the Executive forfeits any participation in cash and/or stock bonuses due to Officers of the Company based on the Officer compensation plan in effect at the date of termination.

Notices of termination to this agreement originating by the Company must be approved by the Board of Directors, or if originating from Executive, accepted by the Board of Directors.

                      VII. NON COMPETE

In the event of termination from the Company for any reason, the Executive agrees not to engage in any public or private commercial venture that competes directly with the products and/or services of the Company for a period of two (2) years.

All materials, contacts, and business plans of the Company are considered "Trade Secret" and Company proprietary and confidential. As a consequence, the Executive will not divulge Company information to competitors or potential competitors of Company products, services, or strategies.

                      VIII.     NOTICES

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail:

If to the Company:

     American Sports History, Inc.
     Mr. Herbert (Bert) J. Hefke
     President/CEO
     21 Maple Avenue
     Bay Shore, NY 11706

If to the Executive:





                    IX.  ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties. This Agreement cannot be modified except in writing signed by both parties.

                     X.   APPLICABLE LAW

This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


_____________________________           _______________

                                        Date


_____________________________           _______________
American Sports History, Inc.                     Date
Mr. Herbert J. Hefke
President/CEO